Exhibit 10.1
HEALTHEQUITY, INC.
Performance-Based Restricted Stock Unit Notice
(2014 EQUITY INCENTIVE PLAN)
HealthEquity, Inc. (the “Company”), pursuant to its 2014 Equity Incentive Plan, as amended and restated from time to time (the “Plan”), hereby grants to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock set forth below (the “Restricted Stock Units”). The Restricted Stock Unit Award is subject to all of the terms and conditions as set forth in this Performance-Based Restricted Stock Unit Notice (this “Grant Notice”), in the Restricted Stock Unit Award Agreement (attached hereto as Attachment I) and the Plan (attached hereto as Attachment II), both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Restricted Stock Unit Award Agreement will have the same definitions as in the Plan or the Restricted Stock Unit Award Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:
Date of Grant:
Performance Period:
Target Number of Restricted Stock Units:
Relative TSR
Vesting Condition:    Seventy-five percent (75%) of the target number of Restricted Stock Units shall be subject to the Relative TSR Vesting Condition. The shares subject to the Relative TSR Vesting Condition shall vest based on the Company’s relative Total Shareholder Return for the Performance Period as compared to the Total Shareholder Return of the members of the Comparator Group, as follows, subject to Participant’s Continuous Service through the Certification Date (as defined below):

Relative Total Shareholder Return	Percentage of Restricted Stock Units that Satisfy the Relative TSR Vesting Condition (% of Target)
<10th percentile	0%
10th percentile	25%
50th percentile	100%
90th percentile	200%
Linear interpolation shall be used to determine the percentage of the target number of Restricted Stock Units that satisfy the Relative TSR Vesting Condition between each percentile listed.
To determine such relative Total Shareholder Return, the Committee will calculate the Total Shareholder Return of the Company and each member of the Comparator Group for the Performance Period, and the Company and each member of the Comparator Group will be ranked in order of maximum to minimum according to their respective Total Shareholder Return for the
1

Performance Period, with the company with the highest return ranked as 1. After this ranking, the percentile performance of the Company relative to the Comparator Group will be determined as follows:
P 1 R-1
    N-1
Where: “P” represents the percentile performance, which will be rounded, if necessary, to the nearest tenth of a percent.
“N” represents the number of companies in the Comparator Group (inclusive of the Company).
“R” represents the Company’s ranking versus the Comparator Group.
Example: If there are 1,967 Comparator Companies (inclusive of the Company), and the Company ranked 984th out of 1,967, the performance would be at the 50th percentile: .500 = 1 – ((984-1)/(1,967-1)).
Non-GAAP Net Income
Vesting Condition:    Twenty-five percent (25%) of the target number of Restricted Stock Units shall be subject to the Non-GAAP Net Income Vesting Condition. The shares subject to the Non-GAAP Net Income Vesting Condition shall vest based on the Company’s cumulative Non-GAAP Net Income Per Share for the Performance Period, as follows, subject to Participant’s Continuous Service through the Certification Date:

Cumulative Non-GAAP Net Income Per Share	Percentage of Restricted Stock Units that Satisfy the Non-GAAP Net Income Vesting Condition (% of Target)
$10.44	50%
$12.28	100%
$15.35	200%
Linear interpolation shall be used to determine the percentage of the target number of Restricted Stock Units that satisfy the Non-GAAP Net Income Vesting Condition between each dollar amount listed.
Certification Date:    As soon as reasonably practicable following the last fiscal year in the Performance Period, but in no event later than April 30th of the following fiscal year to which the Performance Period relates, or the date of a Change in Control, if applicable, the Committee shall determine the Company’s relative Total Shareholder Return for the Performance Period relative to the members of the Comparator Group and the Company’s cumulative Non-GAAP Net Income Per Share for the Performance Period (such date of determination, the “Certification Date”).

Following the Certification Date, any Restricted Stock Units granted hereunder that do not vest shall immediately be forfeited for no consideration.
Treatment on a Change in
Control:    If a Change in Control occurs during Participant’s Continuous Service (or following Participant’s Qualifying Retirement), and the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) assumes or continues the Restricted Stock Unit Award or substitutes the Restricted Stock Unit Award for a similar stock award, the Committee may determine the satisfaction of the Relative TSR Vesting Condition and the Non-GAAP Net Income Vesting Condition at the greater of (x) deemed achievement of target performance and (y) actual performance determined as of the most recent quarter-end prior to the date of the consummation of the Change in Control (the “Eligible Restricted Stock Units”). Except as provided otherwise in the immediate following sentence, such Eligible Restricted Stock Units will vest at the conclusion of the Performance Period, subject to Participant’s Continuous Service with the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) through the last day of such Performance Period. If Participant’s Continuous Service is terminated by the Company without Cause (other than due to death or Disability) or by Participant for Good Reason during the twenty-four (24)-month period commencing on such Change in Control or due to the Participant’s Qualifying Retirement on or following the Change in Control, all Eligible Restricted Stock Units that have not previously vested shall vest as of the date of such termination or Qualifying Retirement, as applicable.
If a Change in Control occurs during Participant’s Continuous Service (or following Participant’s Qualifying Retirement) and the Restricted Stock Unit Award is not assumed, continued or substituted for a similar stock award by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), the Restricted Stock Unit Award will vest as of the date on which a Change in Control is consummated based on the greater of (x) deemed achievement of target performance and (y) actual performance determined by the Committee as of the most recent quarter-end prior to the date of the consummation of the Change in Control.
Treatment on a Qualifying
Retirement:    If Participant’s employment is terminated prior to the Certification Date due to a Qualifying Retirement, subject to Participant’s execution and delivery of the Company’s standard form of a general release of claims in favor of the Company and its Affiliates and such release become irrevocable no later than sixty (60) days following such termination, and Participant’s continued compliance with the restrictive covenants set forth in the Team Member Confidentiality Agreement (as defined below), the Restricted Stock Units will remain outstanding and eligible to satisfy the Relative TSR Vesting Condition and the Non-GAAP Net Income Vesting Condition as though Participant remained in Continuous Service through the Certification Date. For the avoidance of doubt, the elimination of the Continuous Service condition shall not otherwise accelerate the vesting of the Restricted Stock Units (including to cause any such Restricted Stock Units to be earned or vest in a number of shares greater than would otherwise be earned or vest pursuant to the satisfaction of the performance conditions set forth herein).
Definitions:    “Beginning Share Price” shall mean the product of (x) the average closing price of the common stock of the applicable company during the ninety (90) consecutive trading days preceding the first day of the Performance Period, in each case, with such stock price rounded down to the nearest cent, and (y) the sum of (A) one share of common stock of the applicable company, plus (B) a cumulative number of shares of common stock purchased with the dividends declared on the common stock, assuming same day reinvestment of the dividend in shares of common stock at the closing price on the ex-dividend date, for the ex-dividend dates that occur during the ninety (90) consecutive trading days preceding the first day of the Performance Period, rounded down to the nearest thousandths.
“Comparator Group” shall mean companies comprising the Russell 2000 Index as of the first day of the Performance Period, inclusive of the Company. The Comparator Group may be changed as follows: (i) in the event of a merger, acquisition or business combination transaction of a member of the Comparator Group with or by another member of the Comparator Group, the surviving entity will remain in the Comparator Group; (ii) in the event of a merger, acquisition or other business combination transaction of a member of the Comparator Group with or by another company that is not a member of the Comparator Group, or “going private transaction” where the member of the Comparator Group is not the surviving entity or is otherwise no longer publicly traded, the company will no longer be a member of the Comparator Group; and (iii) in the event of a bankruptcy of a member of the Comparator Group such company will remain a member of the Comparator Group so long as such company is publicly traded.
“Ending Share Price” shall mean the product of (x) the average closing price of the common stock of the applicable company during the ninety (90) consecutive trading days ending on (and including) the last day of the Performance Period, in each case, with such stock price rounded down to the nearest cent, and (y) the sum of (A) one share of common stock of the applicable company, plus (B) a cumulative number of shares of common stock purchased with the dividends declared on the common stock, assuming same day reinvestment of the dividend in shares of common stock at the closing price on the ex-dividend date, for the ex-dividend dates that occur during the ninety (90) consecutive trading days preceding the first day of the Performance Period through the expiration of the Performance Period, rounded down to the nearest thousandths; provided, that, notwithstanding the foregoing, in the event of a Change in Control, the Ending Share Price in respect of the Company shall be equal to the price per share of Common Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Common Stock as reported for the last trading day immediately preceding the consummation of the Change in Control), adjusted to reflect an assumed reinvestment of any dividends in accordance with clause (B) above.
“Good Reason” shall mean, in the absence of an employment agreement between Participant and the Company or any of its Affiliates otherwise defining Good Reason, (i) a material reduction in Participant’s base salary or annual bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly-situated employees), (ii) a material diminution in Participant’s title, duties, or responsibilities; provided, that the fact that Participant’s duties following a Change in Control are owed to a surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) shall not in and of itself constitute a material diminution in Participant’s title, duties, or responsibilities, or (iii) the relocation of Participant’s principal place of employment more than fifty (50) miles from its then current location. Participant may terminate Participant’s employment for Good Reason only after providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. Said notice shall provide the Company with a sixty (60) day period during which the Company may cure such act or acts constituting Good Reason (the “Cure Period”), and such termination shall be effective at the expiration of the Cure Period unless the Company has fully cured during such Cure Period such act or acts that give rise to Good Reason. In the event that there is an employment agreement between Participant and the Company or any of its Affiliates otherwise defining Good Reason, “Good Reason” will have the meaning provided in such agreement, and a resignation for Good Reason hereunder will not be deemed to have occurred unless all applicable notice and cure periods in such employment agreement are complied with.
“Non-GAAP Net Income Per Share” shall mean, with respect to the Performance Period, the sum of the actual, reported non-GAAP net income per share for each fiscal year during the Performance Period, as determined by reference to the Company’s annual financial statements made available following the completion of each fiscal year during the Performance Period.
“Qualifying Retirement” shall mean, in the absence of an employment agreement between Participant and the Company or any of its Affiliates otherwise defining Qualifying Retirement, (i) Participant’s attainment of age fifty-five (55), and (ii) Participant has provided at least ten (10) years of Continuous Service.
“Total Shareholder Return” shall mean for each member of the Comparator Group, the percentage change in the value of the Common Stock or the common stock of a member of the Comparator Group, as applicable, determined by dividing (x) the Ending Share Price by (y) the Beginning Share Price, as determined by the Committee in its sole discretion, and then subtracting by 1.
Issuance Schedule:    Subject to any change in respect of a Capitalization Adjustment (as provided in the Plan), a number of shares of Common Stock will be issued based on the number of Restricted Stock Units that are earned and become vested at the time set forth in Section 6 of the Restricted Stock Unit Award Agreement.
Restrictive Covenants:     As a condition of the grant of Restricted Stock Units hereunder, the undersigned Participant hereby affirms all confidentiality, non-interference, invention assignment or similar covenants previously made by Participant in favor of the Company and acknowledges that such covenants are independent obligations of Participant (such covenants, the “Team Member Confidentiality Agreement”). Participant hereby acknowledges and agrees that this Grant Notice and the Team Member Confidentiality Agreement will be considered separate contracts, and the Team Member Confidentiality Agreement will survive the termination of this Grant Notice for any reason.
Clawback Policy,
Share Ownership
Guidelines, Etc.:    The Restricted Stock Units (and any compensation paid or shares issued in respect of the Restricted Stock Units) are subject to (i) any share ownership guidelines to which Participant may be subject, (ii) any insider trading policy adopted by the Company and any applicable law regulating trading by employees, and (iii) the HealthEquity, Inc. Clawback Policy, or any other clawback policy adopted by the Company, and any compensation recovery policy otherwise required by applicable law.

Additional
Terms/Acknowledgements:    By signing below or, if applicable, electronically accepting this Restricted Stock Unit Award, the undersigned Participant acknowledges having received and reviewed in their entirety, and fully understands and agrees to all provisions of, this Grant Notice, the Restricted Stock Unit Award Agreement, the Plan and the Team Member Confidentiality Agreement. Participant acknowledges and agrees that this Grant Notice and the Restricted Stock Unit Award Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Restricted Stock Unit Award Agreement, the Plan and the Team Member Confidentiality Agreement set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Restricted Stock Units previously granted and delivered to Participant, (ii) the HealthEquity, Inc. Clawback Policy or any other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Restricted Stock Unit Award upon the terms and conditions set forth therein. By accepting this Restricted Stock Unit Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
Withholding Tax Election:    Participant understands that by accepting this Restricted Stock Unit Award, Participant hereby (i) affirmatively elects (the “Sell to Cover Election”), effective as of the Date of Grant, to sell that number of shares of Common Stock determined in accordance with Section 10(a) of the Restricted Stock Unit Award Agreement, and to allow the Agent (as defined in the Restricted Stock Unit Award Agreement) to remit the cash proceeds of such sale to the Company as more specifically set forth in Section 10(a) of the Restricted Stock Unit Award Agreement; (ii) directs the Company to make a cash payment equal to the required tax withholding from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (x) Participant has carefully reviewed Section 10(a) of the Restricted Stock Unit Award Agreement, (y) on the date Participant accepts this Restricted Stock Unit Award, he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of shares of Common Stock effected by the Agent pursuant to the Restricted Stock Unit Award Agreement, and is entering into the Restricted Stock Unit Award Agreement and the Sell to Cover Election in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (z) it is Participant’s intent that the Sell to Cover Election comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

This Award of Restricted Stock Units is subject to Participant’s returning a signed copy of this Grant Notice to the Company or, if applicable, electronically accepting this Award through the E*Trade website. Participant shall forfeit the Restricted Stock Units if Participant does not execute this Grant Notice or otherwise accept the Restricted Stock Units within 360 days of the Date of Grant.

HealthEquity, Inc. By: Signature Title: Date:	Participant By: Signature Title:
Attachments: Restricted Stock Unit Award Agreement and 2014 Equity Incentive Plan, as amended and restated

Attachment I

HealthEquity, Inc.
2014 Equity Incentive Plan

Restricted Stock Unit Award Agreement
Pursuant to the Performance-Based Restricted Stock Unit Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), HealthEquity, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (this “Award”) under its 2014 Equity Incentive Plan, as amended and restated from time to time (the “Plan”), for the target number of Restricted Stock Units indicated in the Grant Notice.
If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.
The details of your Restricted Stock Unit Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.Grant of the Award. This Award represents the right to be issued on a future date a number of shares of Common Stock based on the number of Restricted Stock Units that are earned and become vested on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by or on behalf of the Company for your benefit (the “Account”), the number of Restricted Stock Units subject to the Award. This Award was granted in consideration of your services to the Company.
2.Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service, except due to your Qualifying Retirement. Upon such termination of your Continuous Service, except due to your Qualifying Retirement, the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.
3.Number of Shares. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.Securities Law Compliance. You may not be issued any shares of Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are then registered under the Securities Act or, if not registered, the Company has determined that such issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of shares of Common Stock must also comply with all other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

a.Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
b.Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the shares issuable in respect of your Award. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive any Common Stock or other consideration that vested but was not issued before your death.
6.Date of Issuance.
a.In the event one or more Restricted Stock Units vest, the Company shall issue to you a number of shares of Common Stock based on the number of Restricted Stock Units that are earned and become vested as soon as administratively possible following the applicable vesting date(s) (subject to any adjustment under Section 3 above) as indicated in the Grant Notice. The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.
b.If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.
c.The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment.
8.Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.
9.Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or of the Company or an Affiliate to continue your service. In addition, nothing in this Agreement will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, Director of or Consultant for the Company or an Affiliate.
10.Withholding Obligations.
a.On or before the time you receive a distribution of the shares of Common Stock underlying your Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”) measured based on the Fair Market Value of such shares of Common Stock as of the trading day immediately preceding the day shares of Common Stock are vested. In satisfaction of such Withholding Taxes and in accordance with the Sell to Cover Election included in the Grant Notice, you have irrevocably elected to sell the portion of the shares of Common Stock to be delivered underlying your Award necessary so as to satisfy the Withholding Taxes and shall execute any letter of instruction or agreement required by E*Trade Securities LLC or any other stock plan service provider or brokerage firm designated by the Company for such purposes (the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any new certificate representing shares of Common Stock to you or to your legal representative or enter such shares of Common Stock in book entry form unless and until you or your legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes, including payroll taxes, applicable to your taxable income resulting from the grant or vesting of the Restricted Stock Units or the issuance of shares of Common Stock. In accordance with your Sell to Cover Election pursuant to the Grant Notice, you hereby acknowledge and agree:
1)You hereby irrevocably appoint the Agent as your agent and authorize the Agent to (A) sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the shares of Common Stock are issued upon the vesting of the Restricted Stock Units, that number (rounded up to the next whole number) of shares of Common Stock so issued necessary to generate proceeds to cover (x) any tax withholding obligations incurred with respect to such vesting or issuance and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (B) apply any remaining funds to your brokerage account.
2)Your hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to subsection (1) above.
3)You understand that the Agent may effect sales as provided in subsection (1) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell shares of Common Stock as provided by subsection (1) above due to (A) a legal or contractual restriction applicable to you or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the shares of Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, you will continue to be responsible for the timely payment to the Company and/or its Affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (1) above.
4)You acknowledge that regardless of any other term or condition of this Section 10(a), the Agent will not be liable to you for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
5)You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10(a). The Agent is a third-party beneficiary of this Section 10(a).
6)This Section 10(a) shall terminate no earlier than the date on which all tax withholding obligations arising in connection with the vesting of the Award have been satisfied.
b.Notwithstanding the foregoing, in the event that your Sell to Cover Election cannot be effected in such manner that would be consistent with maintaining an affirmative defense under Rule 10b5-1 or consistent with applicable local law (as determined by the Company in its sole discretion), then such transactions shall not occur and the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Compensation Committee.
c.Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any shares of Common Stock.
d.In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Common Stock or it is determined after the delivery of shares of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
11.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Award or your other compensation.
12.Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.
14.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, the HealthEquity, Inc. Clawback Policy, or any other clawback policy adopted by the Company, and any compensation recovery policy otherwise required by applicable law.
15.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “open window” periods under, and as otherwise permitted by, the Company’s insider trading policy, in effect from time to time.
16.Effect On Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
17.Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
18.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
19.Miscellaneous.
a.The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
b.You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
c.You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
d.This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
e.All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
*    *    *
This Restricted Stock Unit Award Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Notice to which it is attached.

Attachment II

Equity Incentive Plan
(see attached)